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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of January 1, 1999, by and between Alternative Living Services, Inc., a Delaware corporation, with offices at 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005 (the "Company"), and William F. Lasky, residing at 1213 East Goodrich Lane, Fox Point, Wisconsin 53217 (the "Executive").

                  WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company, pursuant to an Employment Agreement, dated as of December 14, 1993, and as amended thereafter (the "Prior Agreement"); and

                  WHEREAS, the Company wishes the Executive to continue to serve in that position, and the Executive is willing to do so;

                  NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive agree as follows:

         1. Term. The Company agrees to employ the Executive and the Executive agrees to serve, on the terms and conditions set forth herein, for a period commencing as of January 1, 1999 and ending on December 31, 2001 ("Original Term"), unless earlier terminated pursuant to the terms hereof; provided, however, that this Agreement will automatically renew for an additional year on January 1, 2002 and on each January 1 thereafter (such extended period, the "Renewal Term") unless and until either party gives notice to the other party that such party does not wish to renew this Agreement at least ninety (90) days prior to the expiration of the then applicable Original Term or Renewal Term. The period during which Executive is employed hereunder (including any applicable Renewal Term) is hereinafter referred to as the "Employment Period."

         2.       Duties and Services.

                  (a) The Executive shall serve as the Chief Executive Officer of the Company, and shall have the duties, responsibilities and authority as may be from time to time assigned to him by the Board of Directors of the Company (the "Board"). At no time shall the Executive be requested to perform duties that are not commensurate with his status as the Company's Chief Executive Officer; provided, however, that at the request of the Board, and without additional consideration, the Executive shall serve as a director, executive officer, trustee or agent for the Company and its affiliates so long as he continues as Chief Executive Officer of the Company. The Executive shall devote substantially all of his normal working time and efforts to the performance of his duties under this Agreement; provided, however, that the Executive may serve as a director or officer of any charitable, religious, civic, educational, or trade organizations to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Executive's duties and responsibilities under this Agreement.

                  (b) During the Employment Period, the Company shall nominate the Executive for election to the Board each time he is eligible to stand for election, and, if

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elected, the Executive hereby consents to serve as a director without additional compensation.

         3.       Compensation and Benefits.

                  (a) Base Salary. As compensation for his services hereunder, the Company agrees to pay the Executive a base salary (the "Base Salary") at the annual rate of four hundred thousand dollars ($400,000) per calendar year, payable in accordance with the Company's regular payroll practices. The Executive's Base Salary shall be subject to adjustment by the Board or the Compensation Committee of the Board each calendar year, and may be increased or decreased at any time (provided that such Base Salary may in no event be less than $400,000 without the consent of Executive).

                  (b) Incentive Bonus; Other Bonuses. In addition to his Base Salary, for each year of the Employment Period, the Company may pay Executive, in the discretion of the Board or the Compensation Committee of the Board, an incentive bonus (the "Incentive Bonus") in an amount of up to fifty percent (50%) of his Base Salary payable in accordance with the terms of an incentive plan to be established by the Compensation Committee of the Board.

                  (c) Other Benefit Plans and Fringe Benefits. The Executive shall be eligible to participate (subject to any applicable waiting periods) in all employee benefit plans (including, but not limited to, medical, long-term disability and life insurance plans) maintained by the Company for the benefit of senior executives of the Company during the Employment Period and to receive all fringe benefits available generally to senior executives of the Company. The Company shall be entitled, at its expense, to arrange for the purchase of "key man" insurance on the Executive's life in an amount determined by the Board, and the Executive shall reasonably cooperate with the Company in procuring such insurance.

                  (d) Automobile Allowance. The Executive shall be entitled to receive an automobile allowance of six hundred dollars ($600) each month, payable in cash without the need for the Executive to submit any documentation.

                  (e) Stock Options. The Board of Directors of the Company or the Compensation Committee thereof shall grant to the Executive options to purchase shares of common stock of the Company ("Common Stock") pursuant to the terms of the Amended and Restated 1995 Incentive Compensation Plan of the Company, as amended from time to time (the "Plan"), which options (when taken together with other options previously granted to Executive) shall be at least equivalent in number of options granted to other senior executive officers of the Company and shall otherwise be consistent with the vesting terms of the options granted the Executive in 1998.

                  (f) Expenses. The Executive shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder ("Reimbursable Expenses"), upon submission and approval of written statements and bills in accordance with the regular expense reimbursement policies and procedures of the Company.

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         4.       Termination.

                  (a) For Death and Disability. The Executive's employment hereunder shall terminate upon his death, and may be terminated by the Company upon notice to Executive due to Disability. For purposes hereof, "Disability" shall mean a physical or mental incapacity that renders the Executive unable to fully discharge his duties hereunder (i) for a period of six (6) consecutive months, or (ii) for shorter consecutive periods aggregating six months in any period of twelve (12) consecutive months, or (iii) if, prior to the expiration of either such six (6) month period, Executive's attending physician provides the Company with a written prognosis that the illness, injury or other incapacity that results in Executive's current disabled condition is reasonably expected to prevent Executive from fully discharging the substantial and material duties of his then current position of employment with the Company for a period of at least six (6) consecutive months.

                  (b) For Cause or Without Cause. The Company may terminate the Executive's employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean: (A) Executive's conviction of, or plea of guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (B) gross negligence, gross misconduct or dishonest activities by the Executive in the discharge of his duties hereunder, or (C) the Executive's willful and continuous failure to substantially perform his duties hereunder (other than as a result of physical or mental illness) after written notice by the Company to the Executive of his failure, specifying the particular act or acts or failure to act that is the basis of such notice, and the Executive fails to substantially correct such breach within fourteen (14) business days of his receipt of such notice or (D) Executive's repeated engaging in conduct or activities materially damaging to the Company, monetarily or otherwise (it being understood, however, that neither conduct nor activities pursuant to Executive's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Executive shall be a ground for such determination by the Company). Prior to any termination hereunder, Executive shall be given an opportunity to make a presentation to the Board at a meeting of the Board. Following such meeting, the Board shall determine by a majority vote whether to terminate Executive's services for "Cause" pursuant to this Section and shall notify Executive in writing of its determination promptly, specifying a date of termination in such notice.

                  (c) For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean and shall be deemed to exist if, without the prior written consent or waiver of the Executive, (i) the Executive is assigned duties or responsibilities by the Board that are inconsistent in any material respect with the scope of the duties and responsibilities associated with his title as Chief Executive Officer and, within ten (10) days following written notice by Executive to the Board of Executive's objection to such duties or responsibilities pursuant to this Section 4(c), the Board has not withdrawn such assigned duties or responsibilities; (ii) the Executive's duties and responsibilities as Chief Executive Officer are significantly reduced by the Board and, within ten (10) days following written notice by the Executive to the Board of Executive's objection to such reduction, the Board fails to reinstate the Executive's duties and responsibilities so reduced; (iii) the Company's failure to substantially perform

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any material term or provision of this Agreement (other than isolated, insubstantial or inadvertent failures not occurring in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Executive), after written notice by the Executive to the Company of such failure, specifying the particular act or acts or failure to act that is the basis of such notice, and the Company fails to substantially correct such breach within ten (10) days of its receipt of such notice, (iv) the Executive's office location is relocated to one that is more than fifty (50) miles from the location at which he was based immediately prior to the relocation, (v) the Company fails to obtain the full assumption of this Agreement by a successor corporation, or (vi) the Executive is not nominated to the Board.

         5.       Compensation upon Termination.

                  (a) For Cause. In the event of termination for Cause, the Executive shall be entitled to receive, in lieu of any other payments or benefits, (i) any accrued but unpaid Base Salary, (ii) any amounts due but unpaid for any prior completed fiscal year, including any Incentive Bonus actually awarded for such year, and (iii) any unpaid travel and other out-of-pocket expenses previously and reasonably incurred in the performance of his duties hereunder ("Reimbursable Expenses"). Any such Base Salary and/or Reimbursable Expenses shall be promptly paid in a lump sum in cash; any Incentive Bonus due shall be paid at the same time and in the same manner as Incentive Bonuses are paid to other executives of the Company for such fiscal year.

                  (b) For Death or Disability. If the Executive's employment hereunder terminates due to death or Disability, in lieu of any payments hereunder, he shall be entitled to (A) any accrued but unpaid Base Salary earned through the date of death or Disability, (B) his Base Salary, at the rate in effect on the date of death or Disability (the date of termination of employment), as applicable, for twelve (12) months following such date, payable to the Executive, or his beneficiary or estate, as applicable, (C) any amounts due but unpaid with respect to any prior completed fiscal year, including any Incentive Bonus actually awarded for such year, (D) in the case of termination due to Disability, continue to participate, for twelve (12) months following his date of Disability, in all employee benefit plans maintained by the Company in which he was a participant (or shall receive from the Company the economic equivalent of such coverage in cash). Executive agrees to cooperate with the Company in securing life and disability insurance coverage to fund, or partially fund, the Company's obligations under this Section 5(b).

                  (c) Without Cause or for Good Reason. If the Executive is terminated by the Company without Cause (which shall include a non-renewal of this Agreement pursuant to a notice of non-renewal by the Company pursuant to
Section 1 hereof) or the Executive terminates for Good Reason, in lieu of any other payments or benefits, the Executive shall be entitled to receive, (i) the sum of one and one-half (1-1/2) times his Base Salary plus one and one-half (1-1/2) times the Incentive Bonus paid or payable with respect to the immediately preceding fiscal year, which sum shall be paid over the 18 calendar month period commencing after the date of his termination of employment (the "Extended Period") in the same manner as it was paid prior to the Executive's termination, (ii) continuation, at the

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Company's expense, of the Executive's coverage in any group health plan (which may be provided by payment of COBRA continuation coverage premiums), life insurance, long-term disability and other benefit plans or programs, to the extent permissible under the terms of such plans or law, at the level in effect on the Executive's date of termination until the end of the Extended Period (or the economic equivalent of such coverage paid in cash), provided that the last day of the Extended Period shall be treated as the date of the Executive's termination of employment solely for the purpose of determining the rights of the Executive (and his eligible dependents, if any) to the continuation coverage provided under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) all outstanding options previously granted to the Executive under the Plan that are not vested at the date of termination shall vest and be exercisable for a period of one year, and (iv) the provisions of Section 8 shall not apply; provided, however, such payments and benefits pursuant to this
Section 5(c) shall not be due and payable by the Company to Executive if Executive (i) shall violate the provisions of clauses (i), (ii) or (iii) of
Section 8(b) hereof or (ii) during the Extended Period shall engage in or render any services to or be employed by any Competing Business (hereinafter defined) in the Area (hereinafter defined) in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than five (5%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System.

                  (d) Compensation upon Voluntary Termination. If Executive shall voluntarily resign for other than "Good Reason" (which shall include a non-renewal of this Agreement pursuant to a notice of non-renewal by the Executive pursuant to Section 1 hereof), he shall be entitled only to any accrued but unpaid Base Salary, any Incentive Bonus due and payable for any prior completed fiscal year and Reimbursable Expenses, through the date of such resignation or termination, payable in a lump sum in cash as promptly following such termination.

         6. Resignation of Offices and Directorships. Effective upon the termination of the Executive's employment by the Company, the Executive shall be deemed to have resigned as an officer, director, trustee and agent, if applicable, of the Company and its affiliates and shall execute any documents required by the Company to evidence the same; provided, however, notwithstanding the foregoing, Executive shall defer any resignation contemplated hereby for a period of up to 180 days following his termination of employment if requested by the Company in order to facilitate any notices, filings, approvals or other procedures necessary or appropriate in connection with Executive's resignation or the appointment of his successor.

         7. Return of Company Property. Upon termination of employment hereunder or otherwise, Executive shall immediately return all property, which belongs to the Company.

         8.       Restrictive Covenants.

                  (a) The Executive acknowledges that the covenants herein are necessary to protect the goodwill and other value of the Company and in view of the unique and essential

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nature of the services the Executive is to perform hereunder, and the irreparable injury that would befall the Company should the Executive breach such covenants. The Executive further acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the customers and employees of the Company and allows him access to Confidential Information (as hereinafter defined), (ii) the type and periods of restrictions imposed by the covenants in this Section are fair and reasonable and that such restrictions will not prevent the Executive from earning a livelihood, (iii) the Company is engaged in the business of developing, owning, acquiring and operating assisted living facilities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (iv) the Company conducts its business activity in and throughout the Area (as hereinafter defined); and (v) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

                  (b) Having acknowledged the foregoing, the Executive covenants and agrees with the Company that, while he is in the Company's employ and for a period of eighteen (18) months following his date of termination, he will not, directly or indirectly:

                  (i) disclose or use for his own benefit or the benefit of any other person, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Executive or of which the Executive became aware by reason of his employment with or ownership in the Company;

                  (ii) solicit or divert or appropriate to any Competing Business, directly or indirectly, on his own behalf or in the service of or on behalf of any Competing Business, or attempt to solicit or divert or appropriate to any such Competing Business, within the Area, any person or entity who was a customer of the Company at any time during the last twelve (12) months of the Executive's employment hereunder and with whom the Executive had contact during the term of his employment;

                  (iii) employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial or key employee of the Company (whether or not such employment is full time or is pursuant to a written contract with the Company); and

                  (iv) for any reason except for (a) termination by the Company without Cause, (b) termination by Executive for "Good Reason" or (c) expiration of the Term without renewal pursuant to Section 1 hereof by virtue of notice of non-renewal given by the Company to the Executive pursuant to such Section, engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than five (5%) percent of the shares of a publicity-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System).

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                  (c)    The Executive agrees that, upon the termination of his
employment for any reason whatsoever (whether voluntarily or involuntarily), he will not take with him or retain without written authorization from the Board, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control. Notwithstanding the immediately preceding sentence, the Executive shall be permitted to retain any personal memorabilia belonging to him, notes taken by him as a member of the Board, or any committee thereof, and any other such materials which the Executive deems to be of value to him in the event the same may be needed by the Executive in connection with the defense of any lawsuit, action or proceeding brought against him for any reason whatsoever.

                  (d) For purposes of this Agreement, (i) "Area" means a one hundred (100) mile radius of (1) the Company's principal executive offices or
(2) any assisted care facility owned, managed or operated by the Company at the time Executive's employment hereunder is terminated; (ii) "Competing Business" means the business of developing, owning, acquiring or operating (1) living facilities or specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease and (2) ancillary businesses substantially similar to those ancillary businesses developed, owned, acquired or operated by the Company or its subsidiaries during the term of this Agreement provided that either the projected gross revenues or the projected earnings before interest, taxes, depreciation and amortization ("EBITDA") of such ancillary business during the twelve (12) calendar months following the date of such determination is expected to constitute at least 5% of the consolidated revenues or EBITDA, respectively, of the Company and its subsidiaries taken as a whole during such period; and (iii) "Confidential Information" means any and all data and information relating to the business of the Company (whether or not constituting a trade secret) that is, has been or will be disclosed to the Executive or of which the Executive became or becomes aware as a consequence of or though his relationship with the Company and that has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's financial affairs, processes, services, customers, employees or employees' compensation, research, development, purchasing, accounting or marketing.

                  (e) The Executive acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants in this Section and that damages arising out of such breach would be difficult to ascertain. The Executive hereby agrees that, in addition to all other remedies provided at low or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Executive of any covenant contained in this Section. The parties hereto agree that all references to the Company in this Section shall include, unless the context otherwise requires, all subsidiaries and affiliates of the Company.

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         9.       Change of Control

                  (a) If, on or before the second anniversary of a Change in Control, (1) the Executive's employment hereunder is terminated by the Company (or any successor to the Company employing Executive pursuant to this Agreement) for any reason other than for Cause (which shall include a non-renewal of this Agreement pursuant to a notice of non-renewal by the Company pursuant to Section 1 hereof), or (2) Executive terminates his employment for Good Reason, then (i)
Section 8 shall not be applicable to the Executive from and after his date of termination, (ii) the Company shall pay the Executive, in lieu of any other payments or benefits (other than the benefit afforded by Section 5(c)(iii) hereof, which shall be operative), an amount equal to (A) the sum of three times his Base Salary in effect immediately prior to such Change in Control (the "Prior Base Salary") and three times the amount of his Incentive Bonus paid or payable with respect to the immediately preceding fiscal year, plus (B) any accrued but unpaid salary or benefit due and owing as of the date of termination (including without limitation the value of any Section 9 Options or Alternative Benefit then due and owing pursuant to Section 9(b) hereof), which amount shall be payable in a single lump sum in cash within thirty (30) days following the date of Executive's termination, and (iii) Executive, at the Company's expense, shall continue to be a participant in any group health plan (which may be provided by payment of COBRA continuation coverage premiums), and/or life insurance, long-term disability, or other employee benefit plans maintained by the Company (or shall receive from the Company the economic equivalent of such coverage in cash) (at the level in effect on the Executive's date of termination) for a period of thirty-six months following his date of termination.

         A Change in Control shall mean the happening of any of the following:

                  (i) Any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company or any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; provided, however, the provisions of this subparagraph (i) shall not apply (and hence no Change of Control shall be deemed to arise pursuant to this subparagraph (i)) if the Company shall be a constituent corporation in a triangular merger if the voting stock of the Company immediately prior to such merger is converted into the voting stock of the parent company of the other constituent corporation in such merger so long as no "person" or "group" (as such terms are used under Section 13(d) and 14 (d) of the Exchange Act, whether or not such sections are applicable) is upon the consummation of such merger the "beneficial owner" (as that term is used under Rules 13d-3 and 13d-5 under the Exchange Act, whether or not such rules are applicable, except that a "person" or "group" shall be deemed to have "beneficial ownership" of all share that he or it has the right to acquire, whether such right is exercisable immediately or only after the passage of time or otherwise), directly or

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         indirectly through one or more intermediaries, of forty percent (40%)
         or more of the total voting power represented by all of the voting stock of such parent company;

                  (ii) Individuals who at the beginning of then applicable Original Term or Renewal Term are members of the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) whose election by the Board or nomination by the Board for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the members of the Board;

                  (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or, in the case of a triangular merger, by being converted into voting securities of the parent company of the other constituent corporation) more than forty percent (40%) of the combined voting power of the voting securities of the Company, such surviving entity or parent company outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above in clause (i)) acquires more than forty percent (40%) of the combined voting power of the Company's then outstanding securities; or

                  (iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or any transaction having a similar effect.

                  (b) Effective upon any Change in Control (unless otherwise agreed to by the Company and Executive):

                  (i) The Company and Executive shall negotiate in good faith with respect to an increase to the Base Salary then in effect if such an adjustment is necessary to bring the overall compensation package payable to Executive following such Change in Control (taking into account the scope of operations of the Company following such Change in Control) in line with overall compensation packages payable to chief executive officers of comparable companies within the Company's business segment. If within sixty (60) days following such Change in Control the Company and the Executive shall be unable to agree upon the appropriateness of an increase in Base Salary as contemplated by this
         Section 9(b)(i) or the amount of such increase, then the determination with respect thereto shall be made by the Compensation Committee of

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         the Board of Directors of the Company as constituted immediately prior to such Change in Control;

                  (ii) Provided that either (A) the Company or any successor to the Company (the "Surviving Corporation") shall continue to have shares of their respective common stock publicly traded on any national stock exchange or NASDAQ following such Change in Control or (B) in the event that upon such Change in Control the Company (or its successor by merger) shall become a wholly-owned, first-tier subsidiary of any other corporation (the "Parent") that has shares of common stock publicly traded on any national stock exchange or NASDAQ at the time of such Change in Control (as a result of a triangular merger or otherwise), then, in the event that clause (A) of Section 9(b)(ii) shall be applicable, the Surviving Corporation shall have an obligation to grant, or, in the event that clause (B) of Section 9(b)(ii) shall be applicable, the Surviving Corporation shall have an obligation to cause its Parent to grant, stock options to Executive from time to time during the remaining Employment Period after such Change in Control in such amounts, upon such terms and with such frequency as are consistent with stock option grants to Executive during the three year period prior to such Change in Control ("Section 9 Options"); and


                  (iii) In the event that neither clause (A) nor (B) of Section 9(b)(ii) shall be applicable and the Surviving Corporation elects not to grant, or to cause its Parent to grant, Section 9 Options, then the Executive shall not be entitled to be granted Section 9 Options but the Executive shall be entitled to receive a compensation benefit from the Surviving Corporation that is substantially equivalent in value to the
         Section 9 Options (the "Alternative Benefit"), which Alternative Benefit shall be "earned" or vested on terms that are equivalent to the vesting provisions of stock options granted to Executive during the three year period prior to such Change in Control.

                  (c) Anything in this Agreement to the contrary notwithstanding, in the event that the Company's independent public accountants determine that any payment by the Company to or for the benefit of Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise, would not be deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to or for the benefit of Executive shall be reduced (but not below zero) to an amount that maximizes the amount payable to Executive without causing any portion of the payment to be non-deductible by the Company because of Section 280G of the Code.

         10. Arbitration. Any and all disputes or controversies arising out of or relating to this Agreement, shall be resolved by arbitration at the office of the American Arbitration Association nearest to the Company's executive offices at such time before a panel of three arbitrators under the then existing rules and regulations of the American Arbitration Association. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so

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limited. The determination of the arbitrators shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. Except as required by law or as determined to be appropriate disclosure by the Company under applicable securities laws or stock exchange regulations, neither the Company nor Executives shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement. The Company and the Executive shall share the cost of the arbitration proceeding equally.

         11.      Miscellaneous.

                  (a) Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Executive, his executor, administrator, heirs, personal representatives and assigns, and upon the company and its successors and assigns; provided that the obligations and duties of the Executive may not be assigned or delegated.

                  (b) Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to principles of conflicts of laws.

                  (c) Invalid Provisions. The parties hereto agree that the agreements, provisions and covenants contained in this Agreement (including, without limitation, the agreements, provisions and covenants contained in
Section 8 hereof) are several and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision, and covenant constitutes an enforceable obligation between the Company and the Executive. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

                  (d) Assignment. Except as otherwise provided in this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to the successive such transaction).

                  (e) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

                  (f) No Mitigation; No Offset. In the event of the Executive's termination of employment, he shall be under no obligation to seek other employment and there shall be no offset against any amounts due to the Executive hereunder on account of any remuneration the Executive may obtain from any subsequent employment. Any amounts due the Executive hereunder are in the nature of liquidated damages, and not in the nature of a penalty.

                  (g) Legal Fees. Each party hereto shall be responsible for its legal fees incurred in connection wherewith; provided, however, that the Company shall reimburse the Executive for legal fees and expenses incurred by Executive in connection with the preparation of this Agreement in an amount not to exceed $25,000.00.

                  (h) Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

                         If to the Executive, addressed to:

                         William F. Lasky
                         1213 East Goodrich Lane
                         Fox Point, Wisconsin 53217

                         If to the Company, addressed to:

                         Alternative Living Services, Inc.
                         450 N. Sunnyslope Road
                         Suite 300
                         Brookfield, Wisconsin 53005
                         Attn: Corporate Secretary and Chairman of the Compensation Committee of the Board of Directors

                         with a copy to:

                         Rogers & Hardin LLP
                         2700 International Tower, Peachtree Center
                         229 Peachtree Street, N.E.
                         Atlanta, Georgia 30303
                         Attn:  Alan C. Leet, Esq.

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

                  (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (j) Waiver. The waiver by either party hereto of a breach of any provision, agreement or covenant of this Agreement by the other party hereto shall not operate or be construed as a waiver of any price or subsequent breach of the same or any other provision, agreement or covenant by such other party hereto.

                  (k) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

         IN WITNESS WHEREOF, the Executive has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officer, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.

                                            ALTERNATIVE LIVING SERVICES, INC.


                                            By:      /s/Thomas E. Komula
                                               ---------------------------------
                                            Its:     Senior Vice President
                                               ---------------------------------

                                            EXECUTIVE:


                                                     /s/ William F. Lasky
                                            ------------------------------------
                                            WILLIAM F. LASKY